Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013 (except for Note 7, as to which the date is September 16, 2013), with respect to the consolidated financial statements and schedules for the year ended December 31, 2012 included in the Current Report on Form 8-K of Resource Real Estate Opportunity REIT, Inc., which is incorporated by reference in this Registration Statement on Form S-11. We consent to the incorporation by reference in the Registration Statement on Form S-11 of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 16, 2013